Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111713, as amended, 333-120414, 333-120415, 333-120416, 333-120417 and 333-120418) pertaining to the stock option and incentive plans of Outdoor Channel Holdings, Inc. and subsidiaries of our reports dated March 14, 2008, with respect to the consolidated financial statements of Outdoor Channel Holdings, Inc. and the effectiveness of internal control over financial reporting of Outdoor Channel Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
March 14, 2008
Los Angeles, California